    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 POLYCOM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                       94-3128324
   (State of incorporation)            (I.R.S. Employer
                                     Identification No.)

                              2584 JUNCTION AVENUE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-9000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MICHAEL R. KOUREY
                            CHIEF FINANCIAL OFFICER
                                 POLYCOM, INC.
                              2584 JUNCTION AVENUE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-9000

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                            MARK A. BERTELSEN, ESQ.
                           JAMES N. STRAWBRIDGE, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304
                                 (650) 493-9300
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, par value $0.0005 per share...      8,676,276            $6.09375         $52,871,056.88         $15,597

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock on January 23, 1998 as reported on the Nasdaq National Market.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED JANUARY 30, 1998

                                8,676,276 SHARES

                                 POLYCOM, INC.

                                  COMMON STOCK
                               ------------------

    This Prospectus relates to the public offering, which is not being underwritten, of up to 8,676,276 shares of Common Stock, par value $0.0005 per share (the "Shares"), of Polycom, Inc. ("Polycom" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. All of the Shares were originally issued by the Company in connection with the Company's acquisition of ViaVideo Communications, Inc. ("ViaVideo"), a Delaware corporation by and through a merger of a wholly-owned subsidiary of Polycom, Venice Acquisition Corporation ("Venice"), with and into Polycom (the "Acquisition"). The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereunder. The Shares are being registered by the Company pursuant to the Agreement and Plan of Reorganization dated as of June 11, 1997, as amended September 29, 1997 (collectively, the "Reorganization Agreement") by and among Polycom, Venice and ViaVideo.

    The Shares may be offered by the Selling Stockholders from time to time in one or more transactions as described under "Plan of Distribution." To the extent required, the number of shares to be sold, the name of the Selling Stockholder(s), the purchase price, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such agent or broker-dealer with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate proceeds to the Selling Stockholder(s) from the sale of the shares offered from time to time hereby will be the purchase price of the shares sold less commissions, discounts and other compensation, if any, paid by the Selling Stockholder(s) to any agent or broker-dealer. The price at which any of the Shares may be sold, and the commissions, if any paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. The Company and Selling Stockholders have agreed to certain indemnification arrangements. See "Selling Stockholders" and "Plan of Distribution."

    The Company's Common Stock is listed on the Nasdaq National Market under the symbol "PLCM." On January 29, 1998, the last sale price of the Company's Common Stock was $6.875 per share.
                            ------------------------

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 5 HEREOF.
                             ---------------------

    The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. The Company has filed the Registration Statement electronically with the Commission via the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Company intends to distribute to its stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company (File No. 0-27978) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1996, filed with the Commission on March 26, 1997, as amended on May 6, 1997;

    (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1997, June 29, 1997 and September 28, 1997, filed with the Commission on May 14, 1997, August 13, 1997 and November 12, 1997, respectively;

    (3) The Company's Current Reports on Form 8-K, filed with the Commission on August 13, 1997, September 9, 1997 and January 16, 1998; and

    (4) The Company's Registration Statement No. 00-27978 on Form 8-A filed with the Commission on March 12, 1996 pursuant to Section 12 of the Exchange Act, as amended on April 26, 1996, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

    All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents.

    Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations, Polycom, Inc, 2584 Junction Avenue, San Jose, California 95134 or by telephone at (408) 526-9000.

                                  THE COMPANY

    Polycom, Inc. ("Polycom" or "the Company") was incorporated in December 1990 to develop, manufacture and market audioconferencing and dataconferencing products that facilitate meetings at a distance. The Company was engaged principally in research and development from inception through September 1992, when it began volume shipments of its first audioconferencing product, SoundStation. As of December 31, 1997, the Company's audioconferencing product lines consisted of the SoundStation, SoundStation Premier and SoundPoint product families. The Company began shipping its first dataconferencing product, ShowStation, in November 1995. In October 1997, Polycom announced enhancements to its audioconferencing and dataconferencing product lines and its first videoconferencing product, the ViewStation, a videoconferencing product by ViaVideo Communications, Inc., a company recently acquired by Polycom. The Company markets its products domestically and internationally through a direct sales force, a network of value-added resellers (VARs), original equipment manufacturers (OEMs) and retail channels. Through December 31, 1997, the Company has derived a substantial majority of its net revenues from sales of its SoundStation products. The Company anticipates that sales of its SoundStation product line will continue to account for a majority of net revenues at least through the end of 1998. Any factor adversely affecting the demand or supply for the SoundStation product line could materially adversely affect the Company's business, financial condition or results of operations. As used herein, the term "Polycom" or the "Company" refers to Polycom, Inc., its wholly-owned subsidiary, ViaVideo Communications, Inc., and their subsidiaries, unless the context otherwise requires or unless otherwise expressly stated.

                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO THE PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS, AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES" AND VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE THOSE NOTED HEREIN AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, INCLUDING THOSE SET FORTH IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 29, 1996 (THE "FORM 10-K") UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" ON PAGES 18 THROUGH 24 THEREOF, THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 30, 1997 (THE "FIRST QUARTER 10-Q REPORT") UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" ON PAGES 9 THROUGH 14 THEREOF, THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 29, 1997 (THE "SECOND QUARTER 10-Q REPORT") UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" ON PAGES 9 THROUGH 17 THEREOF AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 28, 1997 (THE "THIRD QUARTER 10-Q REPORT") UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" ON PAGES 9 THROUGH 18 THEREOF. UNLESS REQUIRED BY LAW, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. HOWEVER, INVESTORS SHOULD CAREFULLY REVIEW THE RISK FACTORS AND OTHER INFORMATION SET FORTH IN THE REPORTS AND OTHER DOCUMENTS THE COMPANY FILES FROM TIME TO TIME WITH THE COMMISSION.

                                  RISK FACTORS

    THE SHARES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

    POTENTIAL FLUCTUATIONS IN OPERATING RESULTS AND FUTURE GROWTH
RATE. Polycom's operating results have fluctuated in the past and may fluctuate in the future as a result of a number of factors, including market acceptance of the next generation of ShowStation products and other new product introductions and product enhancements by Polycom or its competitors, the prices of Polycom's or its competitors' products, the mix of products sold, the mix of products sold directly and through resellers, fluctuations in the level of international sales, the cost and availability of components, manufacturing costs, the level and cost of warranty claims, changes in Polycom's distribution network, the level of royalties to third parties and changes in general economic conditions. In addition, competitive pressure on pricing in a given quarter could adversely affect Polycom's operating results for such period, and such price pressure over an extended period could materially adversely affect Polycom's long-term profitability. Polycom's ability to maintain or increase net revenues will depend upon its ability to increase unit sales volumes of its SoundStation, SoundStation Premier and SoundPoint families of audioconferencing products and the dataconferencing line of products, currently comprised of the ShowStation products, its first videoconferencing product, ViewStation, and any new products or product enhancements. There can be no assurance that Polycom will be able to increase unit sales volumes of existing products, introduce and sell new products or reduce its costs as a percentage of net revenues.

    From inception through the nine month period ended September 30, 1995, the Company incurred losses from operations, primarily as a result of its investments in the development of its products and the expansion of its sales and marketing, manufacturing and administrative organizations. The Company achieved profitability in the fourth quarter of 1995 and generated a small operating income in each quarter of fiscal 1996. The Company incurred a quarterly operating loss in each quarter of 1997 through September 30, 1997. The Company intends to continue to invest significantly in research and development, and plans to operate with an operating loss or break-even results, excluding acquisition expenses, through the first quarter of 1998. There can be no assurance that the Company will achieve its operating plans or achieve profitable operations in any subsequent period.

    Polycom typically ships products within a short time after receipt of an order, and historically has not had a significant backlog, however, backlog may fluctuate significantly from period to period. As a result, backlog at any point in time is not a good indicator of future net revenues and net revenues for any particular quarter cannot be predicted with any degree of accuracy. Accordingly, Polycom's expectations for both short- and long-term future net revenues are based in large part on its own estimate of future demand and not on firm customer orders. In addition, Polycom has in the past received orders and shipped a substantial percentage of the total products sold during a particular quarter in the last several weeks of the quarter. In some cases, these orders have consisted of distributor stocking orders and Polycom has from time to time provided special incentives for distributors to purchase more than the minimum quantities required under their agreements with Polycom. Therefore, Polycom has been uncertain, throughout most of each quarter, as to the level of revenues it will achieve in the quarter and the impact that distributor stocking orders will have on revenues and gross margins in that quarter and subsequent quarters. In addition, because a substantial percentage of product sales occur at the end of the quarter, product mix and, therefore, gross margins are difficult to predict. Further, there can be no guarantee that Polycom's contract manufacturers will be able to meet product demand before a quarter ends. Polycom anticipates that this pattern of sales may continue in the future. Expense levels are based, in part, on these estimates and, since Polycom is limited in its ability to reduce expenses quickly if orders and net revenues do not meet expectations in a particular period, operating results would be adversely affected. In addition, a seasonal demand may develop for Polycom's products in the future. Due to all of the foregoing factors, it is likely that in some future quarter Polycom's operating results will be below the expectations of public market analysts and investors. In such event, the price of Polycom's Common Stock would likely be materially adversely affected.

    DEPENDENCE ON NEW PRODUCTS AND TECHNOLOGICAL CHANGE. Polycom's future growth is substantially dependent on net revenues generated from sales of Polycom's next generation of ShowStation products. In November 1995, Polycom began customer shipments of its first generation ShowStation products. Dataconferencing is an emerging market and there can be no assurance that it will develop sufficiently to enable Polycom to achieve broad commercial acceptance of its ShowStation products. Because the dataconferencing market is relatively new and evolving, and because current and future competitors are likely to introduce competing dataconferencing products, it is difficult to predict the rate at which demand for Polycom's next generation of ShowStation products will grow, if at all, or to predict the level of future growth, if any, of the dataconferencing market. If the dataconferencing market fails to grow, or grows more slowly than anticipated, Polycom's business, operating results and financial condition would be materially adversely affected. Although there are currently no products in the dataconferencing market that offer all of the same functions and features as the next generation of ShowStation products, there are products that enable users to participate in a dataconference and other products, such as multimedia presentation products, that are not designed primarily for dataconferencing but can be used to provide a dataconferencing solution. There can be no assurance that the market for dataconferencing products with the functions and features of the next generation of ShowStation products will achieve broad commercial acceptance or that the market for Polycom's new ShowStation products will grow.

    Even if the market for dataconferencing products does develop, there can be no assurance that Polycom's next generation of ShowStation products will achieve commercial success within such market. Due to the unique nature of the new ShowStation products, Polycom believes it will be required to incur significant expenses for sales and marketing, including advertising, to educate potential customers as to the desirability of ShowStation. Polycom also expects to incur substantially longer sales cycles with respect to its ShowStation products than has been the case for the SoundStation products. In addition, the list price of the ShowStation products, which is significantly higher than the SoundStation product, could significantly limit consumer acceptance of the ShowStation products. Furthermore, given the significant differences between the SoundStation and the ShowStation products, Polycom is developing new distribution channels for the ShowStation products and there can be no assurance that Polycom will be successful selling the next generation of ShowStation products through these distribution channels. In addition, Polycom's ShowStation products comply with certain layers of the emerging T.120 standard. Increasing market acceptance and longevity of the T.120 standard is in part a function of user acceptance and the incorporation of the T.120 standard into personal computer operating systems, teleconferencing appliances and the network infrastructure and is therefore difficult to predict. Because of Polycom's focus on the T.120 standard, Polycom's business, financial condition and results of operations would be materially adversely affected if another technology were to significantly challenge or replace the emerging T.120 industry standard. Broad commercialization of Polycom's next generation of ShowStation products will require Polycom to overcome significant technological and market development obstacles, many of which may not be currently foreseen.

    Polycom's new ShowStation products are extremely complex and because of the recent introduction of these products, Polycom has not yet had experience with respect to the performance and reliability of these products. If Polycom's new ShowStation products have performance, reliability or quality problems or shortcomings, then Polycom may experience reduced orders, higher manufacturing costs and additional warranty and service expenses which would have a material adverse effect on Polycom's business, financial condition and results of operations. For example, Polycom chose to stop shipments of its ShowStation products from mid-January 1996 through the end of February 1996 to correct software and other technical problems identified by initial customers. There can be no assurance that the new ShowStation products will be able to achieve or sustain commercial acceptance, that sales of the new ShowStation products will account for a material part of Polycom's net revenues or that Polycom will be able to achieve volume manufacturing. Failure of the next generation of ShowStation products to achieve or sustain commercial acceptance, or of Polycom or its contract manufacturer to achieve volume manufacturing would have a material adverse effect on Polycom's business, financial condition and results of operations.

    Polycom has a significant inventory of monochrome ShowStation products which it plans to sell in Latin America over the next several quarters. There can be no assurance that Polycom will be successful in the sale of such products. The failure to successfully sell such inventory would have a material adverse effect on Polycom's business, financial condition and results of operations.

    The markets for videoconferencing products are characterized by changing technology, evolving industry standards and frequent new product introductions. The success of Polycom's new videoconferencing products is dependent on several factors, including proper new product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of Polycom's competitors and market acceptance of these products. Polycom is attempting to address the need to develop new products through its internal development efforts and joint developments with other companies. There can be no assurance that Polycom will successfully identify new videoconferencing product opportunities and develop and bring new videoconferencing products to market in a timely manner, or that videoconferencing products and technologies developed by others will not render Polycom's videoconferencing products or technologies obsolete or noncompetitive. The failure of Polycom's new videoconferencing products development efforts would have a material adverse effect on Polycom's business, financial condition and results of operations.

    UNCERTAINTIES RELATING TO THE INTEGRATION OF OPERATIONS OF VIAVIDEO COMMUNICATIONS, INC. Polycom completed the acquisition (the "Acquisition") of ViaVideo on January 2, 1998. Polycom acquired ViaVideo with the expectation that the acquisition would result in operating and strategic benefits, including operating cost reductions and product development, marketing and sales synergies. If the operations of ViaVideo are not successfully combined with those of Polycom in a coordinated, timely and efficient manner, Polycom's business, financial condition and results of operations would be materially adversely effected. The integration of ViaVideo's product offerings and operations with Polycom's product offerings and operations and the coordination of ViaVideo's sales and marketing efforts with those of Polycom will require substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have a material adverse affect on Polycom's business, financial condition or results of operations. The difficulties of assimilation may be increased by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on the combined operations. Further, Polycom does not currently anticipate that ViaVideo employees will be relocated from ViaVideo's facilities in Austin, Texas to Polycom's facilities in San Jose, California, which may increase the difficulties of assimilation of the two companies. As a result of the acquisition, Polycom's operating expenses will increase in absolute dollars. Should the expected revenues from ViaVideo products not occur, or occur later or in an amount less than expected, the higher operating expenses could have a material adverse affect on the business, financial condition and results of operations of Polycom. Failure to achieve the anticipated benefits of the Acquisition or to successfully integrate the operations of the companies could have a material adverse effect upon the business, operating results or financial condition of Polycom. Additionally, there can be no assurance that Polycom will not incur additional material charges in future quarters to reflect additional costs associated with the Acquisition.

    EFFECTS OF THE ACQUISITION ON CUSTOMERS. The Acquisition could cause customers and potential customers of Polycom or ViaVideo to delay or cancel orders for products as a result of customer concerns and uncertainty over product evolution, integration and support of ViaVideo's products with Polycom's products. Such a delay or cancellation of orders could have a material adverse effect on the business, financial condition or results of operations of Polycom.

    EFFECTS OF THE ACQUISITION ON PICTURETEL RELATIONSHIP. Polycom and PictureTel have entered into agreements whereby PictureTel resells Polycom's ShowStation products and supplies Polycom's SoundPoint products to other producers of videoconferencing products. Polycom does not have any such agreements with PictureTel regarding the resale or supply of any of Polycom's videoconferencing products. Polycom and PictureTel are also competitors in the teleconferencing market and as such, there can be no assurance that PictureTel will enter into future agreements to resell or supply any new or enhanced teleconferencing products. Products under development at ViaVideo are expected to be more directly competitive with PictureTel products, and thus competition between PictureTel and Polycom is likely to increase, resulting in a strain on the existing relationship between the companies, which could have a material adverse effect on the business, financial condition or results of operations of Polycom.

    DEPENDENCE ON THIRD PARTY DISTRIBUTORS. Polycom sells its SoundStation and ShowStation products primarily through resellers. Polycom's resellers accounted for approximately 74%, 71%, 67% and 71% of Polycom's net revenues in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. ConferTech accounted for 14% and 11% of net revenues in 1994 and 1995, respectively, and 2Confer/ Mutare, Inc. accounted for 11% in 1994. No other customer or reseller accounted for more than 10% of Polycom's net revenues during the periods indicated and no customer or reseller accounted for more than 10% of net revenues in 1996. Resellers generally offer products of several different companies, including products that compete with Polycom's products. Accordingly, these resellers may give higher priority to products of other suppliers, thus reducing their efforts to sell Polycom's products. Agreements with resellers may be terminated at any time. A reduction in sales effort or termination of a distribution relationship by one of Polycom's resellers could have a material adverse effect on future operating results. Use of resellers also entails the risk that resellers will build up inventories in anticipation of a growth in sales. If such sales growth does not occur as anticipated by these resellers, these resellers may substantially decrease the amount of product ordered in subsequent quarters, causing or contributing to fluctuations in Polycom's future operating results. Furthermore, although Polycom takes steps to reduce channel conflict, sales by Polycom's direct sales force to potential and current customers of these resellers could have an adverse effect on Polycom's reseller relationships. The teleconferencing distribution industry has historically been characterized by rapid change, including consolidations and financial difficulties of certain resellers and the emergence of alternative distribution channels. In addition, there is an increasing number of companies competing for access to these channels. The loss or ineffectiveness of any of Polycom's major resellers could have a material adverse effect on Polycom's operating results. There can be no assurance that Polycom will be able to successfully sell its products through any new channels that Polycom may be required to develop as a result of the foregoing or any other factors. Polycom commenced customer shipments of its first generation ShowStation in November 1995. Polycom is in the process of negotiating with potential distributors for its next generation of ShowStation and first generation ViewStation products. Polycom entered into a distribution agreement with 3M in March, 1997, and such agreement has certain exclusivity provisions and minimum purchase requirements. The Company's results of operations with respect to its next generation ShowStation and first generation ViewStation products, at least in the near term, will be substantially dependent on the success of 3M as a reseller of such products. There can be no assurance that Polycom or 3M will be able to successfully develop a distribution network for the next generation of Polycom's ShowStation or first generation ViewStation products; if no such distribution networks are developed it would have a material adverse effect on Polycom's business, financial condition and results of operations.

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. Polycom's net revenues from international sales represented approximately 23%, 24%, 23% and 23% of Polycom's total net revenues in the years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. The reduction in the percentage of international net revenues from the 1995 year resulted from initial sales of new products, which were sold primarily in North America. Polycom is establishing product distribution centers in the European and Asia Pacific markets in order to better serve its international customers which will increase the costs associated with such international operations. International sales are subject to a number of risks, including changes in foreign government regulations and telecommunications standards, export license requirements, tariffs and taxes, other trade barriers, fluctuations in currency exchange rates, difficulty in collecting accounts receivable, difficulty in staffing and managing foreign operations and political and economic instability. Sales to international resellers are usually made in U.S. dollars in order to minimize the risks associated with fluctuating foreign currency exchange rates. To date, a substantial majority of Polycom's international sales have been denominated in U.S. currency, however, Polycom expects that in the future more international sales may be denominated in local currencies. Fluctuations in currency exchange rates could cause Polycom's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. In addition, the costs associated with developing international sales may not be offset by increased sales in the short term, or at all.

    DEPENDENCE ON RESEARCH AND DEVELOPMENT. Polycom believes that its future success depends in part on its ability to continue to enhance its existing products and to develop new products that maintain technological competitiveness. Polycom's current development efforts are focused on each of the audioconferencing, dataconferencing and videoconferencing businesses. In the audioconferencing market, Polycom is developing SoundStation and SoundStation Premier product line extensions into the higher and the lower end of the market. In the dataconferencing market, Polycom is devoting significant resources to developing a next generation of its ShowStation products. In the videoconferencing market, Polycom's ViewStation is currently being demonstrated. Polycom intends to expand upon these new product platforms through the development of options, upgrades and future product generations. There can be no assurance, however, that these products will be made commercially available as expected or otherwise on a timely and cost-effective basis or that, if introduced, these products will achieve market acceptance. Furthermore, there can be no assurance that these products will not be rendered obsolete by changing technology or new product announcements by other companies.

    The audioconferencing, dataconferencing and videoconferencing markets are subject to rapid technological change, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. Polycom's ability to remain competitive in this market will depend in significant part upon its ability to successfully develop, introduce and sell new products and enhancements on a timely and cost-effective basis. The success of Polycom in developing new and enhanced products depends upon a variety of factors, including new product selection, timely and efficient completion of product design, timely and efficient implementation of manufacturing, assembly and test processes, product performance at customer locations and development of competitive products and enhancements by competitors. Polycom is currently engaged in the development of several new products and extensions of the SoundStation, SoundStation Premier, SoundPoint, ShowStation and ViewStation product families, and expects to continue to invest significant resources in new product development and enhancements to current and future products. In addition, Polycom's introduction of its next generation of ShowStation, and its introduction of ViewStation and other new products could result in higher warranty claims, product returns and manufacturing, sales and marketing and other expenses that could materially adversely affect Polycom's business, financial condition or results of operations. There can be no assurance that Polycom will be successful in selecting, developing, manufacturing and marketing, or recognize a return on new products or enhancements. The inability of Polycom to introduce new products or enhancements on a timely and cost-effective basis that contribute significantly to net revenues would have a material adverse effect on Polycom's business, financial condition and results of operations. In the past, Polycom has experienced delays from time to time in the introduction of certain of its products. In particular, the introduction of ShowStation was delayed by approximately eighteen months from the originally anticipated date of introduction because of unforeseen technical challenges and difficulties in building core technologies and for approximately six weeks in the first quarter of 1996 shipments were interrupted in order to correct software and other technical problems identified by initial customers. In addition, new product or technology introductions by Polycom's competitors could cause a decline in sales or loss of market acceptance of Polycom's existing products or new products. Further, from time to time, Polycom may announce new products, capabilities or technologies that have the potential to replace Polycom's existing product or future products. There can be no assurance that announcements of product enhancements or new product offerings by Polycom or its competitors will not cause customers to defer or stop purchasing Polycom's products.

    COMPETITION. The market for teleconferencing products is highly competitive and subject to rapid technological change, regulatory developments and emerging industry standards. Polycom expects competition to persist and increase in the future. In the audioconferencing market segment, Polycom's major competitors include Coherent Communications Systems Corporation, NEC, Gentner, Lucent (one of Polycom's resellers), Panasonic and other companies that offer lower cost full duplex speakerphones such as Hello Direct (one of Polycom's resellers). Hello Direct offers a competitive product under the Hello Direct name through an OEM relationship with Gentner. Most of these companies have substantially greater financial resources and production, marketing, engineering and other capabilities than Polycom with which to develop, manufacture, market and sell their products. In addition, all major telephony manufacturers produce hands-free speakerphone units that are a lower cost, lower quality alternative to Polycom's audioconferencing products.

    In the dataconferencing market, Polycom's major competitors include Microfield Graphics, Inc. and SMART Technologies, Inc., which have substantially greater financial resources and production, marketing, engineering and other capabilities than Polycom with which to develop, manufacture, market and sell their products. In addition, in this market segment, videoconferencing, PC-based communications solutions and multimedia presentation products may be an alternative for certain applications.

    In the videoconferencing market, Polycom's major competitors include PictureTel, which dominates the group videoconferencing market and which is a significant distributor of Polycom products, VTEL, CLI (recently acquired by VTEL), Intel, Sony, NEC, Tandberg, Mitsubishi, Panasonic, Fujitsu, British Telecom, General Plesey Telecommunications and Vista Communications Instruments. Most of these companies have substantially greater financial resources and production, marketing, engineering and other capabilities than Polycom with which to develop, manufacture, market and sell their products. In addition, with advances in telecommunications standards, connectivity, and video processing technology and the increasing market acceptance of videoconferencing, other established or new companies may develop or market products competitive with Polycom's videoconferencing products.

    Polycom believes its ability to compete depends on such factors as reputation, quality, customer support and service, price, features and functions of products, ease of use, reliability, and marketing and distribution channels. Polycom believes it competes favorably with respect to each of these factors. However, there can be no assurance that Polycom will be able to compete successfully in the future with respect to any of the above factors.

    Polycom expects its competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved performance characteristics. New product introductions by Polycom's competitors could cause a significant decline in sales or loss of market acceptance of Polycom's existing products and future products. For example, 3Com/USR, a former competitor, introduced an audioconferencing product that is being sold at a price substantially lower than Polycom's list price for SoundStation. Polycom believes that the possible effects from this ongoing competition may be the reduction in the prices of its products and its other competitors' products or the introduction of additional lower priced competitive products. Although such reduction was not in direct response to the introduction of a lower priced audioconferencing product by 3Com/USR, Polycom reduced the North American list price of its SoundStation product line by 37% in January 1997 which resulted in lower gross margins. Polycom expects this increased competitive pressure may lead to intensified price-based competition, resulting in lower prices and gross margins which would materially adversely affect Polycom's business, financial condition and results of operations. There can be no assurance that Polycom will be able to compete successfully.

    DEPENDENCE ON THIRD PARTY MANUFACTURERS. Polycom's manufacturing operations consist primarily of materials planning and procurement, test development and manufacturing engineering. Polycom subcontracts the manufacture of its SoundStation, SoundStation Premier and ViewStation product families to International Manufacturing Services, Inc. ("IMS"), a global third party contract manufacturer. Polycom uses IMS's Thailand facilities and should there be any disruption in supply due to recent economic events in Thailand, such disruption would have a material adverse effect on Polycom's business, financial condition and result of operations. IMS is ISO 9002 approved and has British Approvals Board for Telecommunications ("BABT") registration. Polycom's products are quality tested by automated test equipment with final functional tests performed on equipment and with processes developed or approved by Polycom.

    Polycom manufactures its SoundPoint product through General Electronics (H.K.) Ltd., a Hong Kong based contract manufacturer. Polycom is in the process of finalizing negotiations with a contract manufacturer for its next generation of ShowStation products. Polycom is located in the San Francisco Bay Area, which has in the past and may in the future experience significant, destructive seismic activity that could damage, destroy or disrupt Polycom's facilities or its operations. Polycom maintains no earthquake insurance for damages or business interruptions. In the event that Polycom or its contract manufacturers were to experience financial or operational difficulties that are not covered by insurance, it would adversely affect Polycom's results of operations until Polycom could establish sufficient manufacturing supply through an alternative source, and the effect of such reduction or interruption in supply on results of operations would be material. Polycom believes that there are a number of alternative contract manufacturers that could produce Polycom's products, but in the event of a reduction or interruption of supply, for any reason, it would take a significant period of time to qualify an alternative subcontractor and commence manufacturing, which would have a material adverse effect on Polycom's business, financial condition and results of operations. Also, the Company is working toward solutions to the Company's information systems year 2000 problems. Failure to successfully resolve these problems could have an adverse affect on Polycom's business, financial condition or results of operations.

    Certain key components used in Polycom's products are currently available from only one source and others are available from only a limited number of sources. Components currently available from only one source include certain key integrated circuits and optical elements. Polycom also obtains certain plastic housings, metal castings and other components from suppliers located in Hong Kong and China, and any political or economic instability in that region in the future, or future import restrictions, may cause delays or an inability to obtain such supplies. Polycom has no supply commitments from its suppliers and generally purchases components on a purchase order basis either directly or through its contract manufacturers. Polycom and Polycom's contract manufacturers have had limited experience purchasing volume supplies of components for its audioconferencing, dataconferencing and videoconferencing product lines and some of the components included in these products, such as microprocessors and other integrated circuits, have from time to time been subject to limited allocations by suppliers, and there can be no assurance that Polycom will not in the future be subject to component supply allocations that would adversely affect Polycom's operating results. In the event that Polycom or its contract manufacturer were unable to obtain sufficient supplies of components or develop alternative sources as needed, Polycom's operating results could be materially adversely affected. Moreover, operating results could be materially adversely affected by receipt of a significant number of defective components, an increase in component prices or the inability of Polycom to obtain lower component prices in response to competitive price reductions. Additionally, Polycom's videoconferencing products are designed to be compatible with certain integrated circuits produced by Philips and certain video equipment produced by Sony. If Polycom could no longer obtain such integrated circuits or video equipment, Polycom would incur substantial expense and take substantial time in redesigning its products to be compatible with components from other manufacturers. Additionally, both Sony and Philips are potential competitors of Polycom in the videoconferencing market which may adversely affect Polycom's ability to obtain necessary components. Failure to obtain adequate supplies could prevent or delay product shipments which could materially and adversely affect Polycom's business, financial condition or results of operations.

    DEPENDENCE ON INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS. While Polycom relies on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights, Polycom believes that factors such as technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. Polycom currently has seven United States patents issued covering the SoundStation and ShowStation designs, the concept and function of the ShowStation and certain echo cancellation technology that expire in 2007, 2010, 2011, 2012, 2013 and 2015. In addition, Polycom currently has twelve United States patents pending, nine foreign patents issued, which expire in 2001, 2007, 2010, 2016, 2017 and 2022, and eleven foreign patent applications pending. Polycom, SoundStation Premier, ShowStation, SoundPoint, SoundStation and Polycom logos are registered trademarks of Polycom, and ViewStation, ViaVideo Communications, SoundStation Premier Satellite and Clarity by Polycom are trademarks of Polycom, in the U.S. and various countries. According to federal and state law, Polycom's trademark protection will continue for as long as Polycom continues to use its trademarks in connection with the products and services of Polycom. Polycom seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which only afford limited protection. There can be no assurance that others will not independently develop similar proprietary information and techniques or gain access to Polycom's intellectual property rights or disclose such technology or that Polycom can meaningfully protect its intellectual property rights. In addition, there can be no assurance that any patent or registered trademark owned by Polycom will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to Polycom or that any of Polycom's pending or future patent applications will be issued with the scope of the claims sought by Polycom, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate Polycom's products or design around the patents owned by Polycom. In addition, there can be no assurance that foreign intellectual property laws will protect Polycom's intellectual property rights.

    Litigation may be necessary to enforce Polycom's patents and other intellectual property rights, to protect Polycom's trade secrets, to determine the validity of and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Polycom's business, financial condition or results of operations. There can be no assurance that infringement or invalidity claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect Polycom's business, financial condition and results of operations. If any claims or actions are asserted against Polycom, Polycom may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, Polycom could decide to litigate such claims, which could be extremely expensive and time consuming and could materially adversely affect Polycom's business, financial condition or results of operations.

    On September 3, 1997, VTEL Corporation ("VTEL") filed a lawsuit in the District Court in Travis County, Texas against ViaVideo, a subsidiary of Polycom, and its founders (who were formerly employed by VTEL). In the lawsuit, VTEL alleges breach of contract, breach of confidential relationship, disclosure of proprietary information, and related allegations. Polycom believes that these claims are without merit and intends to defend them vigorously. Also, Polycom, after consultation with outside legal counsel, believes that the likelihood of an unfavorable outcome arising from the adjudication of this lawsuit is remote. Nevertheless, the costs of defense, regardless of outcome, could have a material adverse effect on the business, financial condition or results of operations of Polycom. If ViaVideo were found to have infringed upon the proprietary rights of VTEL or any other third party, Polycom could be required to pay damages, cease sales of the infringing products, discontinue such products or such other injunctive relief a court may determine, any of which could have a material adverse effect on Polycom's business, financial condition or results of operations.

    On October 2, 1997, Datapoint Corporation filed a complaint against Intel Corporation for infringement of two U.S. patents related to videoconferencing network technology in the U.S. District Court in Dallas, Texas. On November 25, 1997, the complaint was amended to include several additional defendants, and Datapoint also filed a motion for certification of the action as a class action. No ruling has occurred relative to the motion for class action certification. Although neither Polycom nor its subsidiary ViaVideo has been served as a defendant in any Datapoint complaints, both Polycom and ViaVideo were named as putative class members in the Datapoint motion for class action certification along with over 500 other companies. Polycom and ViaVideo deny any infringement of those Datapoint patents.

    DEPENDENCE ON THIRD-PARTY LICENSES. Polycom incorporates into its ShowStation products software licensed from third parties, including certain communications software which is licensed from DataBeam Corporation ("Databeam"), digitizer and pen software which is licensed from Scriptel Corporation ("Scriptel") and Windows software from Microsoft Corporation ("Microsoft"). The DataBeam license agreement will terminate in March 2001 if either party has given notice at least 90 days prior to that time of its desire to terminate the agreement. The Scriptel agreement terminates June 30, 1998 but may be extended for six month periods upon mutual agreement of the parties. There can be no assurance that these third-party software licenses will continue to be available to Polycom on commercially reasonable terms, if at all. The termination or impairment of these software licenses could result in delays or reductions in new product introductions or product shipments until equivalent software could be developed, licensed and integrated, which would materially adversely affect Polycom's business, financial condition and results of operations.

    DEPENDENCE ON PERSONNEL. Polycom believes that its future success will depend in part on its continued ability to hire, assimilate and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that Polycom will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or Polycom's inability to attract and retain skilled employees, as needed, could materially adversely affect Polycom's business, financial condition or results of operations. Continued development and commercialization of Polycom's videoconferencing products also depends substantially upon the continued efforts of its engineering and marketing personnel, and there can be no assurance that such individuals will continue to remain employed by Polycom. The loss of the services of any executive officer or other key technical or management personnel involved with Polycom's videoconferencing products for any reason could have a material adverse effect on the business, financial condition or results of operations of Polycom.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

    The following table sets forth, as of January 2, 1998, the name of each of the Selling Stockholders, the number of Shares that each such Selling Stockholder owns as of such date, the number of Shares owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, the number of Shares to be held by each such Selling Stockholder assuming the sale of all of the Shares offered hereby and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by each Selling Stockholder after completion of the offering. Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                              SHARES
                                                                            WHICH MAY        SHARES BENEFICIALLY OWNED
                                                                             BE SOLD
                                                             SHARES          PURSUANT         AFTER OFFERING(1)(2)(3)
                                                           BENEFICIALLY      TO THIS         -------------------------
SELLING STOCKHOLDER                                        OWNED(1)(2)      PROSPECTUS(2)      NUMBER         PERCENT
---------------------------------------------------------  ----------       ----------       ----------       --------
Oak Investment Partners VI, L.P..........................  4,969,864        2,374,842         2,595,022          9.3%
Oak VI Affiliates Fund, L.P..............................    165,785           55,409           110,376          *
Brentwood Associates VII, L.P............................  3,292,621(4)     2,279,775(4)      1,012,846(5)       3.6%
Brentwood Affiliates Fund, L.P...........................  1,096,740           83,894         1,012,846(5)       3.6%
Whitman Partners, L.P....................................    355,106          355,106            --              *
Curly H. Ventures, Ltd...................................    111,681          111,681            --              *
Michael J. Hogan.........................................    460,223          460,223            --              *
Michael L. Kenoyer.......................................    460,223          460,223            --              *
Craig B. Malloy..........................................    460,223          460,223            --              *
Patrick D. Vanderwilt....................................    460,223          460,223            --              *
Errol R. Williams........................................    460,223          460,223            --              *
Steffan Ericsson.........................................      5,327            5,327            --              *
Bradley Kayton...........................................      5,433(6)         5,433            --              *
Matt Collier.............................................     51,934(6)        51,934            --              *
William Paape............................................     39,417(6)        39,417            --              *
Kim Kasee................................................    106,532(6)       106,532            --              *
John McCaskill...........................................     19,975(6)        19,975            --              *
Jennifer Sigmund.........................................      3,728(6)         3,728            --              *
Susan Ludwig.............................................      2,664(6)         2,664            --              *
Stacy Saxon..............................................      3,838(6)         3,838            --              *
Chris Weaver.............................................      7,990(6)         7,990            --              *

------------------------

*   Less than 1 %

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 2, 1998 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Does not include an aggregate of 867,627 shares of Common Stock beneficially owned by the Selling Stockholders that will be deposited in escrow funds pursuant to the Reorganization Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Escrowed Shares"). The Escrowed Shares will be released from the escrow funds prior to January 2,

    1999 for the Shares escrowed under the Reorganization Agreement, only to the extent that no claims have been made against the escrow funds. A number of shares equivalent to the number of Escrowed Shares have been included in the Registration Statement of which this Prospectus constitutes a part, but they are not included in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares offered by the individual Selling Stockholders as a result of the release of the Escrowed Shares.

(3) Assumes the sale of all Shares offered hereby.

(4) Mr. Bandel Carano, a director of Polycom, is a General Partner of Oak IV and Oak IV Affiliates, an affiliated entity of Oak Investment Partners VI, L.P. and Oak VI Affiliates Fund, L.P. Mr. Carano disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein arising from his general partnership interests in Oak IV and Oak IV Affiliates. The shares beneficially owned by Mr. Carano consist of options to purchase 16,000 and 4,000 shares of Common Stock granted in April 1996 and June 1997, respectively, in the form of immediately exercisable options, some of which, if exercised and issued, would be unvested and subject to a repurchase right of Polycom that lapses over time

(5) Represents shares held by Brentwood Associates V, L.P., an affiliated entity of Brentwood Associates VII, L.P. and Brentwood Affiliates Fund, L.P.

(6) Certain of these shares may be subject to a right of repurchase of the Company. Does not include shares of the Company's common stock subject to options that are immediately exercisable and to which the Company may have a right of repurchase.

                              PLAN OF DISTRIBUTION

    The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, the description of a specific plan of distribution, the number of shares to be sold, the name of the Selling Stockholder(s), the purchase price, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting a compensation to such agent or broker-dealer with respect to a particular offering will be set forth from time to time in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement") or in an amendment to this Prospectus. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

    In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    The sale of Shares by the Selling Stockholders is subject to compliance by the Selling Stockholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

    The Company has agreed to indemnify the Selling Stockholders and any person controlling a Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company, ViaVideo and certain related persons against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed with certain of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to two years following January 2, 1998, the closing date of the Acquisition. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such one year period; however, it is anticipated that at such time any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule of Polycom, Inc. at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included or incorporated by reference therein, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2

Incorporation of Certain Documents By Reference...........................    2

The Company...............................................................    4

Forward-Looking Statements................................................    4

Risk Factors..............................................................    5

Use of Proceeds...........................................................   13

Selling Stockholders......................................................   14

Plan of Distribution......................................................   15

Legal Matters.............................................................   16

Experts...................................................................   17

                                 POLYCOM, INC.

                                8,676,276 SHARES
                                       OF

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Company will pay all expenses incident to the offering and sale to the public of the Shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

Commission registration fee........................................  $  15,597
NASDAQ National Market listing fee.................................     17,500
Legal fees and expenses............................................     20,000
Accounting fees and expenses.......................................     10,000
Miscellaneous expenses.............................................     20,000
                                                                     ---------
    Total..........................................................  $  83,097
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability
(i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit.

    The Company's Bylaws provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

    The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorney's fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

    The indemnification provisions in the Amended and Restated Bylaws and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

ITEM 16.  EXHIBITS.

       2.1*  Agreement and Plan of Reorganization by and among Polycom, Inc.,
               Venice Acquisition Corporation and ViaVideo Communications, Inc.

       5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.

      23.1   Consent of Coopers & Lybrand L.L.P., Independent Accountants.

      23.2   Consent of Counsel (included in Exhibit 5.1).

      24.1   Power of Attorney (included on page II-5).

------------------------

* Filed with the Registrant's Form 8-K dated January 2, 1998. Filed with the Commission on January 16, 1998, and incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

    A.  UNDERTAKING PURSUANT TO RULE 415.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

    B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  UNDERTAKING IN RESPECT OF INDEMNIFICATION.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D.  UNDERTAKING PURSUANT TO RULE 430A

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 30th day of January, 1998.

                                POLYCOM, INC.

                                By:             /s/ BRIAN L. HINMAN
                                     -----------------------------------------
                                                  Brian L. Hinman
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Brian L. Hinman and Michael R. Kourey and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the 30th day of January 1998 in the capacities indicated.

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chairman of the Board of
     /s/ BRIAN L. HINMAN          Directors and Chief
------------------------------    Executive Officer
       Brian L. Hinman            (PRINCIPAL EXECUTIVE
                                  OFFICER)

    /s/ ROBERT C. HAGERTY
------------------------------  President, Chief Operating
      Robert C. Hagerty           Officer and Director

                                Vice President, Finance
                                  and Administration,
    /s/ MICHAEL R. KOUREY         Chief Financial Officer
------------------------------    and Secretary (PRINCIPAL
      Michael R. Kourey           FINANCIAL AND ACCOUNTING
                                  OFFICER)

      /s/ BANDEL CARANO
------------------------------  Director
        Bandel Carano

   /s/ STANLEY J. MERESMAN
------------------------------  Director
     Stanley J. Meresman

    /s/ JOHN P. MORGRIDGE
------------------------------  Director
      John P. Morgridge

     /s/ JAMES R. SWARTZ
------------------------------  Director
       James R. Swartz

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1*  Agreement and Plan of Reorganization by and among Polycom, Inc., Venice Acquisition Corporation and
               ViaVideo Communications, Inc.

       5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

      23.1   Consent of Coopers & Lybrand L.L.P., Independent Accountants.

      23.2   Consent of Counsel (included in Exhibit 5.1).

      24.1   Power of Attorney (included on page II-4).

------------------------

* Filed with the Registrant's Form 8-K dated January 2, 1998. Filed with the Commission on January 16, 1998, and incorporated by reference herein.